Exhibit 11

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

Statements re Computation of Per Share Earnings

(Common shares means both Class A and Class B)

	Year ended December 31,
	2007	2006	2005

Net earnings from continuing operations	$50,263,000	$36,665,000	$41,293,000
(Loss)/earnings from discontinued operations, net of tax	(16,621,000)	3,102,000	246,000
Net earnings	$33,642,000	$39,767,000	$41,539,000

Shares used to compute basic earnings per common share (weighted average number of shares outstanding)	42,390,000	40,692,000	38,214,000
Shares used to compute diluted earnings per common share (weighted average number of shares outstanding assuming the effect of stock options)	42,574,000	40,960,000	38,534,000

Basic earnings per common share:
Net earnings from continuing operations	$1.19	$0.90	$1.08
Net (loss)/earnings from discontinued operations	(0.40)	0.08	0.01
Net earnings	$0.79	$0.98	$1.09

Diluted earnings per common share:
Net earnings from continuing operations	$1.19	$0.89	$1.07
Net (loss)/earnings from discontinued operations	(0.40)	0.08	0.01
Net earnings	$0.79	$0.97	$1.08